Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XOMETRY, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Xometry, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.     The name of the corporation is Xometry, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware under the name NextLine Manufacturing Corp. on May 29, 2013.

2.     That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Xometry, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 42,000,000 shares of Common Stock, $0.000001 par value per share (“Common Stock”); and (ii) 27,970,966 shares of Preferred Stock, $0.000001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations, or restrictions thereof in respect of each class of capital stock of the Corporation.

A.     COMMON STOCK

1.     General. The voting, dividend, and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock set forth herein.

2.     Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law; provided however, that such increase shall also require any other vote required under this Amended and Restated Certificate of Incorporation.

B.     PREFERRED STOCK

The Preferred Stock consists of: (i) 4,200,000 shares of Series Seed-1 Convertible Preferred Stock (“Series Seed-1 Preferred Stock”), (ii) 2,188,322 shares of Series Seed-2 Convertible Preferred Stock (“Series Seed-2 Preferred Stock”), (iii) 4,211,094 shares of Series A-1 Convertible Preferred Stock (“Series A-1 Preferred Stock”), (iv) 1,591,230 shares of Series A-2 Convertible Preferred Stock (“Series A-2 Preferred Stock”), (v) 4,132,055 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”), (vi) 3,754,201 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”) (vii) 5,494,064 shares of Series D Convertible Preferred Stock (“Series D Preferred Stock”), and (viii) 2,400,000 shares of Series E Convertible Preferred Stock (“Series E Preferred Stock”), with the following respective rights, preferences, powers, privileges and restrictions, qualifications, and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.     Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) first, the holders of the Preferred Stock then outstanding shall first receive (prior and in preference to any declaration or payment of any dividend on shares of any other class or series of capital stock of the Corporation), or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount equal to eight percent (8%) of the Applicable Original Issue Price (as defined below) per year from and after the later of (i) the date on which the first share of Series E Preferred Stock was issued (the “Series E Original Issue Date”) or (ii) a date after the Series E Original Issue Date on which such share is issued (to the extent not previously paid); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of each series of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend; provided, further, that, if greater, the Preferred Stock shall be entitled to receive dividends in an amount equal to the amount it would have received as if such Preferred Stock (or series thereof) had been converted into Common Stock on the record date for determination of holders entitled to receive such dividend. The foregoing dividend shall not be cumulative. The “Series E Original Issue Price” shall mean $13.622 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock. The “Series D Original Issue Price” shall mean $10.0108 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock. The “Series C Original Issue Price” shall mean $6.6592 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. The “Series B Original Issue Price” shall mean $5.1262 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Series A-2 Original Issue Price” shall mean $4.399 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-2 Preferred Stock. The “Series A-1 Original Issue Price” shall mean $2.0897 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock. The “Series Seed-2 Original Issue Price” shall mean $1.37 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed-2 Preferred Stock. The “Series Seed-1 Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed-1 Preferred Stock. The “Applicable Original Issue Price” shall mean the Series E Original Issue Price, in the case of the Series E Preferred Stock, the Series D Original Issue Price, in the case of the Series D Preferred Stock, the Series C Original Issue Price, in the case of the Series C Preferred Stock, the Series B Original Issue Price, in the case of the Series B Preferred Stock, the Series A-2 Original Issue Price, in the case of the Series A-2 Preferred Stock, the Series A-1 Original Issue Price, in the case of the Series A-1 Preferred Stock, the Series Seed-2 Original Issue Price, in the case of the Series Seed-2 Preferred Stock and the Series Seed-1 Original Issue Price, in the case of the Series Seed-1 Preferred Stock.

2.     Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1.     Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis), before any payment shall be made to the holders of Common Stock or any other class or series of capital stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one times the Applicable Original Issue Price plus any dividends declared but unpaid thereon, or (ii) such amount per share of the applicable series of Preferred Stock as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (the amount payable pursuant to this sentence with respect to the Series E Preferred Stock is hereinafter referred to as the “Series E Liquidation Amount,” the amount payable pursuant to this sentence with respect to the Series D Preferred Stock is hereinafter referred to as the “Series D Liquidation Amount,” the amount payable pursuant to this sentence with respect to the Series C Preferred Stock is hereinafter referred to as the “Series C Liquidation Amount,” the amount payable pursuant to this sentence with respect to the Series B Preferred Stock is hereinafter referred to as the “Series B Liquidation Amount,” the amount payable pursuant to this sentence with respect to the Series A-2 Preferred Stock is hereinafter referred to as the “Series A-2 Liquidation Amount,” the amount payable pursuant to this sentence with respect to the Series A-1 Preferred Stock is hereinafter referred to as the “Series A-1 Liquidation Amount,” the amount payable pursuant to this sentence with respect to the Series Seed-2 Preferred Stock is hereinafter referred to as the “Series Seed-2 Liquidation Amount” and the amount payable pursuant to this sentence with respect to the Series Seed-1 Preferred Stock is hereinafter referred to as the “Series Seed-1 Liquidation Amount”). The “Applicable Liquidation Amount” shall mean (a) in the case of shares of Series E Preferred Stock, the Series E Liquidation Amount, (b) in the case of shares of Series D Preferred Stock, the Series D Liquidation Amount, (c) in the case of shares of Series C Preferred Stock, the Series C Liquidation Amount, (d) in the case of shares of Series B Preferred Stock, the Series B Liquidation Amount, (e) in the case of shares of Series A-2 Preferred Stock, the Series A-2 Liquidation Amount, (f) in the case of shares of Series A-1 Preferred Stock, the Series A-1 Liquidation Amount, (g) in the case of shares of Series Seed-2 Preferred Stock, the Series Seed-2 Liquidation Amount and (h) in the case of shares of Series Seed-1 Preferred Stock, the Series Seed-1 Liquidation Amount. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of each series of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of each series of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable pursuant this Subsection 2.1 upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2.     Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock (unless otherwise converted into shares of Common Stock), the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3.     Deemed Liquidation Events.

2.3.1.     Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless (x) the holders of a majority of the outstanding shares of Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred

Stock, Series D Preferred Stock and Series E Preferred Stock voting together as a single class and not as separate series and on an as-converted basis (collectively, the “Requisite Preferred Holders”), (y) the holders of a majority of the outstanding shares of Series D Preferred Stock, voting separately (the “Requisite Series D Holders”), and (z) the holders of a majority of the outstanding shares of Series E Preferred Stock, voting separately (the “Requisite Series E Holders”) elect otherwise by written notice sent to the Corporation at least three (3) days prior to the effective date of any such event:

(a)     a merger or consolidation in which

(i)     the Corporation is a constituent party, or

(ii)     a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)     the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets and/or the intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets and/or intellectual property of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license, or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2.     Effecting a Deemed Liquidation Event.

(a)     The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3.

(b)     In the event of a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(ii) or 2.4.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed

Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Preferred Stock; and (ii) if the Requisite Preferred Holders so request in a written instrument delivered to the Corporation not later than one hundred and twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the one hundred and fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 2.4.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3.     Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights, or securities paid or distributed to such holders by the Corporation or the acquiring person, firm, or other entity. The value of such property, rights, or securities shall be determined in good faith by the Board.

2.3.4.     Allocation of Escrow or Contingent Payments. In the case of a Deemed Liquidation Event pursuant to Subsection 2.4.1(a)(i) above, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3 above as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 , 2.2 and 2.3 above after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

3.1.     General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of such Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-2 Preferred Stock, Series A-1 Preferred Stock, Series Seed-2 Preferred Stock and Series Seed-1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-2 Preferred Stock, Series A-1 Preferred Stock, Series Seed-2 Preferred Stock and Series Seed-1 Preferred Stock, as applicable, held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Amended and Restated Certificate of Incorporation, holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-2 Preferred Stock, Series A-1 Preferred Stock, Series Seed-2 Preferred Stock and Series Seed-1 Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2.     Election of Directors. The holders of record of the shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series D Director”), the holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series C Director”), the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”), the holders of record of the shares of Series A-1 Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A-1 Director,” and together with the Series B Director, the Series C Director and the Series D Director, the “Preferred Directors”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. If the holders of shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series Seed-1 Preferred Stock, the Series Seed-2 Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2. The rights of the holders of the Series D Preferred Stock to elect, exclusively as a separate class, one (1) director of the Corporation under this Subsection 3.2 shall terminate on the first date following the Original Issue Date on which there are issued and outstanding less than 749,191 shares of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series D Preferred Stock). The rights of the holders of the Series C Preferred Stock to elect, exclusively as a separate class, one (1) director of the Corporation under this Subsection 3.2 shall terminate on the first date following the Original Issue Date on which there are issued and outstanding less than 563,131 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series C Preferred Stock). The rights of the holders of the Series B Preferred Stock to elect, exclusively as a separate class, one (1) director of the Corporation under this Subsection 3.2 shall terminate on the first date following the Original Issue Date on which there are issued and outstanding less than 438,922 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series B Preferred Stock). The rights of the holders of the Series A-1 Preferred Stock to elect, exclusively as a separate class, one (1) director of the Corporation under this Subsection 3.2 shall terminate on the first date following the Original Issue Date on which there are issued and outstanding less than 725,000 shares of Series A-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series A-1 Preferred Stock).

3.3.     Preferred Stock Protective Provisions. At any time when any shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the approval of at least the Requisite Preferred Holders, and any transaction entered into without such approval shall be null and void ab initio and of no force or effect:

3.3.1.     amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation;

3.3.2.     create, or authorize the creation of, any additional class or series of capital stock unless the same ranks junior to the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

3.3.3.     increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

3.3.4.     effect the sale, liquidation, dissolution, winding up, merger or Deemed Liquidation Event of the Corporation or any other transaction in which control of the Corporation is transferred, or consent to any of the foregoing;

3.3.5.     repurchase or redeem any capital stock of the Corporation other than (i) redemptions of Preferred Stock pursuant to Subsection 2.4.2(b) of this Article Fourth, (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (iii) as approved by the Board of Directors, including at least two of the Preferred Directors, unless the purchase price of such repurchase or redemption (or any series of repurchases or redemptions) would exceed $5,000,000;

3.3.6.     declare or pay any dividend other than (i) dividends or distributions on the Preferred Stock in accordance with Subsection 2.1 of this Article Fourth, or (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock in accordance with Subsection 2.2 of this Article Fourth;

3.3.7.     change the size of the Board of Directors;

3.3.8.     increase the number of shares reserved for issuance to employees, directors or contractors (including pursuant to the Corporation’s 2016 Equity Incentive Plan or otherwise);

3.3.9.     change the principal business of the Corporation, including without limitation entering into a new line of business or exiting the current line of business;

3.3.10.     exclusively license, lease, sell, assign, distribute, or otherwise dispose of the Corporation’s intellectual property outside the ordinary course of business;

3.3.11.     create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money (excluding accrued interest) following such action would exceed $10,000,000 (excluding ordinary course vendor and supplier financing and non-debt obligations under customer contracts and strategic partnerships);

3.3.12.     create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the

Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

3.3.13.     cause the Corporation or permit any of its subsidiaries to, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens; or

3.3.14.     enter into any transaction between or among this Corporation, on the one hand, and any director, officer, employee or member of the family of any such persons, on the other hand, except for (i) transactions with employees related to such persons’ employment in the ordinary course of business or (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof.

3.4.     Series B Preferred Stock Protective Provisions. At any time when any shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the approval of holders of at least sixty percent (60%) of the outstanding shares of Series B Preferred Stock, voting separately, and any transaction entered into without such consent shall be null and void ab initio and of no force or effect:

3.4.1.     alter or change the powers, preferences, or special rights of the shares of the Series B Preferred Stock so as to affect them adversely; provided however, that the authorization and issuance of any equity securities (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to the payment of dividends or distribution of assets upon a Deemed Liquidation Event which are senior or pari passu to the Series B Preferred Stock, shall not be deemed to be an alteration or change of the powers, preferences, or special rights of the shares of the Series B Preferred Stock; provided further, that a transaction that constitutes a Deemed Liquidation Event in which the shares of Series B Preferred Stock are converted into the right to receive consideration in connection with such Deemed Liquidation Event shall not by itself constitute an alteration or change of powers, preferences or special rights of the shares of Series B Preferred Stock pursuant to this Section 3.4.1, so long as such consideration is distributed in accordance with Section 2 above; or

3.4.2.     increase or decrease the authorized number of shares of Series B Preferred Stock.

3.5.     Series C Preferred Stock Protective Provisions. At any time when any shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the approval of holders of a majority of the outstanding shares of Series C Preferred Stock, voting separately, and any transaction entered into without such consent shall be null and void ab initio and of no force or effect:

3.5.1.     alter or change the powers, preferences, or special rights of the shares of the Series C Preferred Stock so as to affect them adversely; provided however, that the authorization and issuance of any equity securities (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to the payment of dividends or distribution of assets upon a Deemed Liquidation Event which are senior or pari passu to the Series C Preferred Stock, shall not be deemed to be an alteration or change of the powers, preferences, or special rights of the shares of the Series C Preferred Stock; provided further, that a transaction that constitutes a Deemed Liquidation Event in which the shares of Series C Preferred Stock are converted into the right to receive consideration in connection with such Deemed Liquidation Event shall not by itself constitute an alteration or change of powers, preferences or special rights of the shares of Series C Preferred Stock pursuant to this Section 3.5.1, so long as such consideration is distributed in accordance with Section 2 above; or

3.5.2.     increase or decrease the authorized number of shares of Series C Preferred Stock.

3.6.     Series D Preferred Stock Protective Provisions. At any time when any shares of Series D Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the approval of the Requisite Series D Holders and any transaction entered into without such consent shall be null and void ab initio and of no force or effect:

3.6.1.     alter or change the powers, preferences, or special rights of the shares of the Series D Preferred Stock so as to affect them adversely; provided however, that the authorization and issuance of any equity securities (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to the payment of dividends or distribution of assets upon a Deemed Liquidation Event which are senior to or pari passu with the Series D Preferred Stock, shall not be deemed to be an alteration or change of the powers, preferences, or special rights of the shares of the Series D Preferred Stock; provided further, that a transaction that constitutes a Deemed Liquidation Event in which the shares of Series D Preferred Stock are converted into the right to receive consideration in connection with such Deemed Liquidation Event shall not by itself constitute an alteration or change of powers, preferences or special rights of the shares of Series D Preferred Stock pursuant to this Section 3.6.1, so long as such consideration is distributed in accordance with Section 2 above;

3.6.2.     increase or decrease the authorized number of shares of Series D Preferred Stock; or

3.6.3.     (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series D Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series D Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series D Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to, or pari passu with, the Series D Preferred Stock in respect of any such right, preference or privilege.

3.7.     Series E Preferred Stock Protective Provisions. At any time when any shares of Series E Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the approval of the Requisite Series E Holders and any transaction entered into without such consent shall be null and void ab initio and of no force or effect:

3.7.1.     alter or change the powers, privileges, preferences, or special rights of the shares of the Series E Preferred Stock so as to affect them adversely; provided however, that the authorization and issuance of any equity securities (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to the payment of dividends or distribution of assets upon a Deemed Liquidation Event which are senior to or pari passu with the Series E Preferred Stock, shall not be deemed to be an alteration or change of the powers, preferences, or special rights of the shares of the Series E Preferred Stock; provided further, that a transaction that constitutes a Deemed Liquidation Event in which the shares of Series E Preferred Stock are converted into the right to receive consideration in connection with such Deemed Liquidation Event shall not by itself constitute an alteration or change of powers, preferences or special rights of the shares of Series E Preferred Stock pursuant to this Section 3.7.1, so long as such consideration is distributed in accordance with Section 2 above;

3.7.2.     increase or decrease the authorized number of shares of Series E Preferred Stock;

3.7.3.     (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series E Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series E Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series E Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to, or pari passu with, the Series E Preferred Stock in respect of any such right, preference or privilege; or

3.7.4.     amend the definition of Qualified IPO herein to reduce the amount of required gross proceeds below $50,000,000 or the minimum price per share below $20.43 (as adjusted for stock splits, dividends and the like).

3.8.     Series E, Series D and Series C Preferred Stock Protective Provisions. At any time when any shares of Series E, Series D Preferred Stock or Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the approval of the holders of a majority of the outstanding shares of Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock, voting together as a single class and not as separate series and on an as-converted basis, and any transaction entered into without such consent shall be null and void ab initio and of no force or effect:

3.8.1.     effect the sale, liquidation, dissolution, winding up, merger or Deemed Liquidation Event of the Corporation or any other transaction in which control of the Corporation is transferred, or consent to any of the foregoing unless the holders of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock receive proceeds in excess of $20.43 per share (as adjusted for stock splits, dividends and the like);

3.8.2.     amend the definition of Qualified IPO to reduce the amount of required gross proceeds below $50,000,000 or the minimum price per share below $20.43 (as adjusted for stock splits, dividends and the like);

3.8.3.     amend Subsections 2.3.1(a) or 2.3.1(b) of this Amended and Restated Certificate of Incorporation; or

3.8.4.     declare or pay any dividend other than (i) dividends or distributions on the Preferred Stock in accordance with Subsection 2.1 of this Article Fourth or (ii) dividends or other distributions payable on the Common Stock in accordance with Subsection 2.2 of this Article Fourth.

4.     Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1.     Right to Convert.

4.1.1.     Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Applicable Original Issue Price by the Applicable Conversion Price (as defined below) in effect at the time of conversion. As of the Original Issue Date, the “Series E Conversion

Price” shall be equal to the Series E Original Issue Price, the “Series D Conversion Price” shall be equal to the Series D Original Issue Price, the “Series C Conversion Price” shall be equal to the Series C Original Issue Price, the “Series B Conversion Price” shall be equal to the Series B Original Issue Price, the “Series A-2 Conversion Price” shall be equal to the Series A-2 Original Issue Price, the “Series A-1 Conversion Price” shall be equal to the Series A-1 Original Issue Price, the “Series Seed-2 Conversion Price” shall be equal to the Series Seed-2 Original Issue Price and the “Series Seed-1 Conversion Price” shall be equal to the Series Seed-1 Original Issue Price. Such Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-2 Conversion Price, Series A-1 Conversion Price, Series Seed-2 Conversion Price and Series Seed-1 Conversion Price, and the rate at which shares of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-2 Preferred Stock, Series A-1 Preferred Stock, Series Seed-2 Preferred Stock and Series Seed-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The applicable Series E Conversion Price, Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-2 Conversion Price, Series A-1 Conversion Price, Series Seed-2 Conversion Price and Series Seed-1 Conversion Price are each referred to herein as the “Applicable Conversion Price.”

4.1.2.     Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2.     Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3.     Mechanics of Conversion.

4.3.1.     Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate (or lost certificate affidavit and agreement) shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2.     Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Applicable Conversion Price.

4.3.3.     Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly.

4.3.4.     No Further Adjustment. Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5.     Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4.     Adjustments to the Applicable Conversion Price for Diluting Issues.

4.4.1.     Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)     “Option” shall mean rights, options, or warrants to subscribe for, purchase, or otherwise acquire Common Stock or Convertible Securities.

(b)     “Original Issue Date” shall mean the date on which the first share of Series E Preferred Stock was issued.

(c)     “Convertible Securities” shall mean any evidences of indebtedness, shares, or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)     “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.2 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock; and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)     shares of Common Stock, Options, or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)     shares of Common Stock, Options, or Convertible Securities issued by reason of a dividend, stock split, split-up, or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)     shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board (including at least two of the Preferred Directors);

(iv)     shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)     shares of Common Stock actually issued upon the conversion or exchange of Preferred Stock;

(vi)     shares of Common Stock, Options, or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, if the exclusion of such shares from the definition of “Additional Shares of Common Stock” under this subparagraph of Subsection 4.4.1(d), in each case, is separately and expressly approved by the Board (including at least two of the Preferred Directors);

(vii)     shares of Common Stock, Options or Convertible Securities issued pursuant to a bona fide business acquisition by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement or licensing arrangement, provided, that such issuances are approved by the Board, if the exclusion of such shares from the definition of “Additional Shares of Common Stock” under this subparagraph of Subsection 4.4.1(d), in each case, is separately and expressly approved by the Board (including at least two of the Preferred Directors);

(viii)     shares of Common Stock, Options or Convertible Securities issued pursuant to strategic transactions entered into by the Corporation for primarily non-equity financing purposes, provided, that such issuances are approved by the Board, if the exclusion of such shares from the definition of “Additional Shares of Common Stock” under this subparagraph of Subsection 4.4.1(d), in each case, is separately and expressly approved by the Board (including at least two of the Preferred Directors); or

(ix)     shares of Common Stock or Convertible Securities issued pursuant to that certain Series E Preferred Stock Purchase Agreement, dated as of even date herewith, by and between the Corporation and the investors party thereto.

4.4.2.     No Adjustment of Conversion Price. No adjustment in the Applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the

Requisite Preferred Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock; provided, however, that (i) no such waiver or agreement shall be effective with respect to the Series D Preferred Stock unless approved in advance by the Requisite Series D Holders and (ii) no such waiver or agreement shall be effective with respect to the Series E Preferred Stock unless approved in advance by the Requisite Series E Holders.

4.4.3.     Deemed Issue of Additional Shares of Common Stock.

(a)     If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)     If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Applicable Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)     If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities),

the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)     Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, the Applicable Conversion Price, shall be readjusted to such Applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)     If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4.     Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including

Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issue, then the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)     “CP2” shall mean the Applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)     “CP1” shall mean the Applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)     “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)     “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)     “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5.     Determination of Consideration. For purposes of this Subsection 4.4.5, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)     Cash and Property: Such consideration shall:

(i)     insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)     insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)     in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)     Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)     the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)     the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6.     Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price of a series of Preferred Stock pursuant to the terms of Subsection 4.4.4 above, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5.     Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without the comparable subdivision of the Preferred Stock or combine the outstanding shares of Preferred Stock without a comparable combination of the Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock without the comparable combination of the Preferred Stock or effect a subdivision of the Preferred Stock without a comparable subdivision of the Common Stock, the Applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6.     Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price of each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(i)     the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)     the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Applicable Conversion Price shall be adjusted pursuant to this Subsection 4.6 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made to the Applicable Conversion Price of a series of Preferred Stock if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7.     Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of each series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.8.     Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.4, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price of each series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9.     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each series of Preferred Stock.

4.10.     Notice of Record Date. In the event:

(a)     the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)     of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)     of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.     Mandatory Conversion.

5.1.     Trigger Events. Upon (a) the closing of the sale of shares of Common Stock to the public, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Corporation and the purchase price of such shares of Common Stock is at least $20.43 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization) (a “Qualified IPO”); or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Preferred Holders; provided, however, that, except upon a Qualified IPO, the conversion of Series D Preferred Stock shall require the vote or written consent of the Requisite Series D Holders and the conversion of the Series E Preferred Stock shall require the vote or written consent of the Requisite Series E Holders (the time of such closing or the date and time specified or the time of the event specified in any such vote or written consent is referred to herein as the “Mandatory Conversion Time”): (i) all outstanding shares of each series of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate; and (ii) such shares may not be reissued by the Corporation.

5.2.     Procedural Requirements. All holders of record of shares of such series of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of such series of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the

Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.     Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Preferred Holders (and (i) with respect to the Series D Preferred Stock, the Requisite Series D Holders, and (ii) with respect to the Series E Preferred Stock, the Requisite Series E Holders), provided, however, that to the extent that such rights, powers, preferences and other terms are expressly for the benefit of a specific series or group of series of Preferred Stock, then such waiver shall also require the separate affirmative consent of the holders of at least a majority of the applicable series or group of series of Preferred Stock.

7.     Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal, or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer, or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction, or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries; or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 20th day of July, 2020.

By:	/s/ Randy Altschuler
	Name:	Randy Altschuler
	Title:	Chief Executive Officer